Exhibit 99.2

Gambro Healthcare US

Combined Financial Statements

December 31, 2004, 2003 and 2002

Report of Independent Auditors

To the Stockholder of Gambro Healthcare US:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of investment by parent and of cash flows present fairly, in all material respects, the financial position of Gambro Healthcare US at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 16 to the financial statements, on December 1, 2004, the Company reached a settlement with the US Department of Justice and other agencies of the US government to resolve matters relating to Medicare and Medicaid compliance. Pursuant to the settlement, the Company recorded a charge during 2004 of approximately $350 million. Additionally, as described in Note 11, in 2004 the Company received a subpoena from the US Attorney’s Office for the Eastern District of New York related to certain aspects of its business with a particular focus on PTH lab testing and dosing of vitamin D.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado February 24, 2005

Gambro Healthcare US

Combined Balance Sheets

December 31, 2004 and 2003

(in thousands of dollars)

	2004	2003
Assets
Current assets
Cash and cash equivalents	$22,746	$7,396
Accounts receivable, less allowance of $80,195 in 2004 and $79,830 in 2003	327,224	323,425
Inventories	54,840	44,930
Prepaid expenses and other current assets	44,776	39,719
Deferred income taxes	39,395	50,229

Total current assets	488,981	465,699
Property and equipment, net	291,894	310,188
Intangible assets, net	12,718	15,436
Goodwill, net	1,483,134	1,454,395
Other long-term assets	22,827	15,762

Total assets	$2,299,554	$2,261,480

Liabilities and Investment by Parent
Current liabilities
Accounts payable	$59,811	$50,204
Accrued compensation	76,858	51,366
Due to third-party payors	69,026	64,264
Accrued expenses and other current liabilities	105,636	68,544
Current portion of long-term debt external		290

Total current liabilities	311,331	234,668
Long-term debt external, net of current portion	147	1,307
Due to parent	1,339,962	1,188,079
Deferred income taxes	20,195	20,949
Commitments and contingencies (See Note 11)
Minority interest	11,385	18,215
Investment by Parent	616,534	798,262

Total liabilities and investment by parent	$2,299,554	$2,261,480

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Combined Statements of Operations

Years Ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

	2004	2003	2002
Net revenue	$1,963,999	$1,823,257	$1,654,569
Operating costs and expenses
Patient care costs	1,423,306	1,324,910	1,206,014
General and administrative expenses	172,069	161,088	151,141
Provision for doubtful accounts	71,521	79,976	65,657
Depreciation and amortization	75,563	70,222	66,543
Settlement with US government and related charges (Note 16)	352,000
Other (income) expenses, net	(2,633)	1,528	6,490

Total operating costs and expenses	2,091,826	1,637,724	1,495,845

Income (loss) from operations	(127,827)	185,533	158,724
Related party interest expense, net (due to Parent)	35,065	38,759	56,020
Interest expense, net	2,613	876	1,068

Income (loss) before income taxes and minority interest	(165,505)	145,898	101,636
Provision for income taxes	10,221	61,907	40,911
Minority interest, net of taxes	6,002	4,977	3,669

Net income (loss)	$(181,728)	$79,014	$57,056

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Combined Statement of Investment by Parent

Years Ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

Investment by Parent
Balance at December 31, 2001	$653,892
Equity infusion from parent	8,300
Net income	57,056

Balance at December 31, 2002	719,248
Net income	79,014

Balance at December 31, 2003	798,262
Net loss	(181,728)

Balance at December 31, 2004	$616,534

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Combined Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

(in thousands of dollars)

	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$(181,728)	$79,014	$57,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,563	70,222	66,543
Loss (gain) on sale of assets	(1,591)	(366)	2,296
Income applicable to minority interest	9,826	8,148	6,009
Deferred income tax expense	10,080	13,257	38,524
Provision for doubtful accounts	71,521	79,976	65,657
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(75,320)	(139,652)	(78,162)
Inventories	(10,153)	76	(3,452)
Prepaid expenses and other current assets	(5,147)	(2,433)	(8,173)
Accounts payable	9,607	(116)	(6,911)
Accrued compensation	18,623	(1,984)	(5,208)
Due to third-party payors	4,762	2,594	23,732
Accrued expenses and other current liabilities	37,076	4,237	(178)

Net cash provided (used) by operating activities	(36,881)	112,973	157,733

Cash flows from investing activities
Proceeds from sale of property and equipment	5,842	8,230	5,414
Purchases of property and equipment	(42,654)	(59,921)	(76,093)
Purchases of software and intangible assets	(13,479)	(12,911)	(9,520)
Cash paid for acquisitions, net of cash acquired	(41,583)	(5,710)	(9,206)
(Increase) decrease in other assets	(691)	3,969	692

Net cash used in investing activities	(92,565)	(66,343)	(88,713)

Cash flows from financing activities
Net (payments) borrowings under line of credit with Parent	151,883	(48,183)	(53,295)
Payments on long-term debt	(1,450)		(17,528)
Proceeds from issuance of long-term debt		1,597
Equity infusion from parent company			8,300
Distributions to minority shareholders	(5,637)	(7,042)	(4,373)

Net cash provided by (used in) financing activities	144,796	(53,628)	(66,896)

Net increase (decrease) in cash and cash equivalents	15,350	(6,998)	2,124
Cash and cash equivalents, at beginning of year	7,396	14,394	12,270

Cash and cash equivalents, at end of year	$22,746	$7,396	$14,394

Disclosures of Cash Flow Information
Cash paid during the year for
Interest	$34,938	$39,070	$57,088

Income taxes	$141	$48,650	$2,387

Disclosures of Business Acquisitions
Fair value of assets acquired	$41,583	$5,736	$9,220
Liabilities assumed		(26)	(14)

Cash paid for acquisitions, net of cash acquired	$41,583	$5,710	$9,206

The accompanying notes are an integral part of these financial statements.

Gambro Healthcare US

Notes to Combined Financial Statements

December 31, 2004, 2003, and 2002

(in thousands of dollars)

1. Organization

Gambro Healthcare, Inc. and combined companies (collectively, “Gambro Healthcare US” and “the Company”) provide dialysis services to patients with chronic kidney failure, also known as end-stage renal disease (“ESRD”). As of December 31, 2004, the Company provided dialysis and ancillary services to approximately 43,000 patients through 564 outpatient dialysis centers in 33 states. In addition to its outpatient dialysis center operations, as of December 31, 2004, the Company provided acute dialysis services through contractual relationships with approximately 450 hospitals. Gambro Healthcare, Inc. and combined companies are wholly-owned subsidiaries of Gambro, Inc. (the “Parent”). Gambro, Inc., is a wholly-owned subsidiary of Gambro AB, a global medical device and healthcare services company headquartered in Stockholm, Sweden, with operations in renal care and blood component technology. In December, 2004 Gambro AB entered an agreement to divest the Company to DaVita Inc. (see Note 17).

2. Summary of Significant Accounting Policies

Basis of Presentation

These combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned subsidiaries and joint venture entities over which the Company exercises majority-voting control and for which control is other than temporary. Also included in the above financial statements are certain entities owned by Gambro, Inc. These entities have been combined due to their ultimate function of providing healthcare services to patients in the US and their common management reporting structure. All significant intercompany transactions and accounts are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities and contingencies. Although actual results in subsequent periods will differ from these estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time made. All significant assumptions and estimates underlying the reported amounts in the financial statements and accompanying notes are regularly reviewed and updated. Changes in estimates are reflected in the financial statements based upon on-going actual experience trends, or subsequent settlements and realizations depending on the nature and predictability of the estimates and contingencies

The most significant assumptions and estimates underlying these financial statements and accompanying notes involve revenue recognition and provisions for uncollectible accounts, impairments and valuation adjustments, accounting for income taxes, reserves for medical malpractice and workers compensation claims, variable compensation accruals and other contingencies. Estimating specific risks and contingencies are further addressed in these notes to the combined financial statements.

Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company places its cash in financial institutions that are federally insured.

Inventories

Inventories consist of drugs and dialysis related supplies consumed in dialysis treatments and are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Upon removal from service, the cost and related accumulated depreciation of property disposed of are removed from the related accounts, and any resulting gain or loss is reflected in the results of operations. Repair and maintenance costs are expensed as incurred. Costs of improvements and extraordinary repairs that extend the life of an asset are capitalized. For financial reporting purposes, depreciation and amortization of property and equipment is provided on a straight-line basis over the useful lives of the related assets. Following is a summary of estimated useful lives:

Classification	Useful Life Years

Medical equipment	5-10

Computer software and equipment	3-10

Furniture and fixtures	5-10

Leasehold Improvements	10 Years or life of lease, if less

Buildings	5-40

Certain direct development costs in connection with developing or obtaining internal use software are capitalized. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

Goodwill and Other Intangibles

Effective June 29, 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”) and No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 changed the criteria to recognize intangible assets apart from goodwill. The Company adopted SFAS No. 142 on January 1, 2002. Upon adoption, the Company completed the transitional goodwill impairment assessment required by SFAS No. 142 and concluded that goodwill was not impaired as of January 1, 2002. Annual impairment tests were performed as of December 31, 2004 and December 31, 2003 and indicated that goodwill was not impaired.

As of December 31, 2004, and 2003, the carrying amount of goodwill was $1,483,134 and $1,454,395, respectively. Goodwill acquired prior to July 1, 2001, was determined based on the criteria defined in APB Opinion No. 16, Business Combinations. Goodwill acquired after June 30, 2001 was recognized in accordance with criteria established in SFAS No. 141. During 2004 and 2003, separable intangible assets with definite lives, such as non-competition agreements were amortized over the estimated useful lives of such assets.

Due to Third-Party Payors

Amounts reflected as due to third-party payors include amounts received in excess of revenue recognized for specific billed charges. These amounts are commonly referred to as overpayments. Overpayments received from federally funded programs are reported to the federal program in accordance with the program’s established procedures. The amounts remain in due to third-party payors until either a refund is made or until the amount is recouped by the federal payor. For overpayments received from non-federally funded payors, the Company uses various procedures to reclassify or communicate and refund such amounts to the respective payor. Similar to the federally funded overpayments, these amounts remain in due to third-party payors until either a refund is made, the amount is recouped by the payor, or it is determined that the amount was not an overpayment in which case it is recognized as revenue.

Minority Interest

Minority interest represents the proportionate equity interest of other owners in the Company’s consolidated entities that are not wholly owned. As of December 31, 2004, the Company was the majority and controlling owner in 6 joint ventures. During 2004 the Company acquired the minority interests’ share in 19 other joint ventures (see Note 3).

Net Revenue

Net revenue is recognized as services are provided at the estimated net realizable amount from Medicare, Medicaid, commercial insurers and other third-party payors, including estimated retroactive adjustments under reimbursement agreements with third party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as changes in estimated provisions and final settlements are determined. Changes in estimated provisions and final settlements are included in net revenue. See Note 14 for the revenue recognition policy regarding certain laboratory related revenues. The Company’s net revenue is largely derived from the following sources:

•	Outpatient hemodialysis;

•	Ancillary drugs and services associated with outpatient dialysis, primarily the administration of erythropoietin (EPO) and other drugs;

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

•	Home dialysis services;

•	Inpatient hemodialysis services provided to acute care hospitals and skilled nursing facilities;

•	Laboratory services.

The Medicare and Medicaid programs, along with certain third-party payors, reimburse the Company at amounts that are different from the Company’s established rates. Contractual adjustments represent the difference between the amounts billed for these services and the amounts that are reimbursable by third-party payors. A summary of the basis for reimbursement with these payors follows:

Medicare

The Company is reimbursed by the Medicare program predominantly on a prospective payment system for dialysis services. Under the prospective payment system, each facility receives a composite rate per treatment. The composite rate differs among facilities to account for geographic differences in the cost of labor. Some drugs and other ancillary services are reimbursed on a fee for service basis.

Medicaid

Medicaid is a state-administered program with reimbursements varying by state. The Medicaid programs are separately administered in each state in which the Company operates, and they reimburse the Company predominantly on a prospective payment system for dialysis services rendered. Some drugs and other ancillary services are reimbursed on a fee for service basis.

Other

Payments from commercial insurers, other third-party payors and patients are received pursuant to a variety of reimbursement arrangements.

Reimbursements from US government payors (principally Medicare and Medicaid) approximated 57%, 55% and 56% of total revenue for the years 2004, 2003 and 2002, respectively. These figures exclude reimbursement from treatments covered by Medicare replacement insurance, which although linked to Medicare reimbursement rates, are actually paid by non-governmental insurance carriers.

Provision for Doubtful Accounts

The provision for doubtful accounts is determined as a function of payor mix, billing practices and other factors. The Company reserves for doubtful accounts in the period in which the revenue is recognized based on management’s estimate of the net collectibility of the accounts receivable. Management estimates and monitors the net collectibility of accounts receivable based upon a variety of factors. These factors include, but are not limited to, analyzing revenues generated from payor sources, performing subsequent collection testing and regularly reviewing detailed accounts receivable agings. Accounts deemed to be uncollectible are charged against the provision for doubtful accounts and subsequent recoveries, if any, are credited to the allowance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date for the change.

The Company is included in the consolidated federal income tax return filed by Gambro, Inc. Income taxes related to the Company are determined on a separate entity basis. Current tax liabilities or refunds are settled with Gambro, Inc. through the Company’s due to Parent account. Net operating loss carryforwards (“NOL’s”), net of any valuation allowance, are determined on a separate entity basis and are settled currently with Gambro, Inc. through the due to Parent account, with the exception of state net operating loss carryforwards arising from separate return filed states. The separate return state NOL’s are included in long-term deferred tax assets, net of valuation allowance.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

Self Insurance

The Company is subject to medical malpractice and workers compensation claims or lawsuits in the ordinary course of business. Accordingly, the Company maintains insurance for malpractice claims exceeding certain individual amounts. Similarly, the Company maintains workers compensation insurance for claims exceeding certain individual and aggregate amounts. The Company estimates its self-insured retention portion of the malpractice risks using actuarial calculations considering historical claims data, demographic factors and other assumptions. Workers compensation risks are estimated by the Company using historical claims data and other assumptions.

For purposes of self insurance programs, the Company accrues estimates of loss adjustment expenses including legal costs as period expenses. For other discrete loss contingencies, legal costs are expensed as incurred.

Fair Value of Financial Instruments

Cash and Cash Equivalents

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities

The carrying amounts reported in the consolidated balance sheets for accounts receivable, accounts payable and accrued liabilities approximate fair value. Accounts receivable are generally unsecured.

Due to Parent

Borrowings under the Company’s revolving line of credit with its Parent bear interest at variable rates and therefore carrying amounts approximate market value.

Concentration of Credit Risks

The Company’s primary concentration of credit risk exists within accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Receivables from US government payors (principally Medicare and Medicaid) represented 48% and 47% of gross accounts receivable at December 31, 2004 and 2003, respectively. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company’s operations.

The Company administers Erythropoietin (EPO) to most of its patients to treat anemia, a medical complication frequently experienced by dialysis patients. Revenue from the administration of EPO was approximately 26%, 22% and 20% of total revenue for the years ended 2004, 2003 and 2002, respectively. EPO is produced by a single manufacturer.

Impairment of Goodwill and Long-Lived Assets

The Company reviews goodwill at least annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company operates as one reporting unit for goodwill impairment assessments.

Long-lived assets, including property and equipment and amortizable intangible assets, are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. If long-lived assets other than goodwill are identified as impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets as determined by independent appraisals or estimates of discounted future cash flows.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

Stock-based Compensation

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended. As permitted by SFAS 123, the Company continues to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations and recognizes compensation expense for its employee stock-based compensation plans under APB 25 as allowed by SFAS 123.

Compensation cost for stock-based compensation plans, if any, is measured as the excess of the quoted market price at grant date over the exercise price and is recognized ratably over the vesting period. Compensation cost for stock-based programs requiring cash payouts, if any, is measured as the excess of the quoted market price over the exercise price. Had compensation cost for stock plans been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No.123, the Company’s net income would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
Net income (loss), as reported	$(181,728)	$79,014	$57,056
Add: Stock-based compensation expense included in determination of net income (loss), net of related tax effects	10,252	1,661	—
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,759)	(2,109)	(326)

Pro forma net income (loss)	$(182,235)	$78,566	$56,730

The stock-based compensation expense determined under the fair value method, included in the table above, was calculated using the Black-Scholes model. The assumptions used in this model are discussed further in Note 15.

New Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities — an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operating activities must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain variable interest entities (“VIEs”) that are qualifying special purpose entities (“QSPEs”) subject to the reporting requirements of SFAS No.140, Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities, will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to all VIEs created or entered into after January 31, 2003. Originally, the provisions of FIN 46 applied to all pre-existing VIEs in the first reporting period beginning after June 15, 2003. In December of 2003, the FASB issued Interpretation No. 46—revised 2003 (FIN 46R). This deferred the effective date of the interpretation until the first reporting period ending after December 15, 2003 for special purpose entities and until the first reporting period ending after March 15, 2004 for all other entities. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities. The adoption of FIN 46 did not have a material adverse impact on the Company’s financial statements or financial condition.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, that amends FASB Statements No. 123 and 95, and supersedes APB Opinion No. 25 Accounting for Stock Issued to Employees. This statement requires a company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. The statement also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of the Company’s equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

which a company issues equity instruments for services to non-employees or the accounting for employee stock ownership plans. This statement is effective beginning in the third quarter of 2005, and requires compensation costs to be recognized on outstanding awards for which the requisite service has not yet been rendered. The Company is currently evaluating the transition alternatives and cannot project the impact of this pronouncement on future results.

3. Business Acquisitions

The following is a summary of acquisitions, all of which were accounted for under the purchase method of accounting:

	2004	2003	2002
Clinic Acquisitions

Number of centers acquired	$—	$4	$3

Cash paid	—	5,277	7,547

Acquisition cost	—	120	74

Subtotal purchase price	—	5,397	7,621

Increased Ownership Proportion of Certain Joint Ventures

Cash paid	41,583	313	1,585

Acquisition costs	—	—	—

Subtotal purchase price	41,583	313	1,585

Aggregate purchase price	$41,583	$5,710	$9,206

Each of the transactions summarized above involves the acquisition of assets utilized to provide care to ESRD patients, either through owned dialysis facilities or acute dialysis programs. The acquired businesses either strengthened the Company’s market share within a specific geographical area or provided the Company with an entrance into a new market.

Under the purchase method, the results of operations of the acquired clinics are included in the combined results of operations prospectively from the date of the acquisition.

Allocations of the aggregate purchase prices were as follows:

	2004	2003	2002
Aggregate Purchase Price Allocations
Tangible assets acquired	$—	$1,412	$305
Amortizable intangible assets	—	—	1,861
Goodwill	30,564	4,200	6,540
Minority interest reduction	11,019	124	514
Liabilities assumed	—	(26)	(14)

Aggregate purchase price	$41,583	$5,710	$9,206

All goodwill resulting from these acquisitions is considered deductible for income tax purposes.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

4. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	2004	2003
Medical equipment	$252,781	$245,179
Computer software and equipment	109,491	97,085
Furniture and fixtures	25,158	24,609
Leasehold improvements	246,346	229,353
Buildings	46,065	43,321
Construction-in-progress	4,585	12,292

	684,426	651,839
Less accumulated depreciation	(392,532)	(341,651)

Total property, plant and equipment	$291,894	$310,188

Depreciation and amortization expense on property, plant and equipment was $72,854, $67,457 and $63,370 for the years ended December 31, 2004, 2003 and 2002, respectively.

5. Goodwill and Intangible Assets

Changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Balance at beginning of year	$1,454,395	$1,455,629
Acquisitions	30,564	4,200
Sales and closures	(1,825)	(5,434)

Balance at end of year	$1,483,134	$1,454,395

Accumulated amortization on goodwill totaled $583,978 and $585,129 as of December 31, 2004 and 2003, respectively.

The Company’s separately identifiable intangible assets, which consist primarily of non-competition agreements, are as follows:

	2004	2003
Carrying amount	$34,616	$36,564
Accumulated amortization	(21,898)	(21,128)

	$12,718	$15,436

Separately identifiable intangible assets are being amortized over their estimated useful lives, ranging from 3 to 24 years.

Amortization expense of non-competition agreements for the years ended December 31, 2004, 2003, and 2002 was $2,709, $2,765 and $3,173, respectively. Estimated amortization expense for each of the next five fiscal years is as follows:

Year ending	Amount
2005	$2,663
2006	2,602
2007	2,413
2008	1,784
2009	1,326

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

6. Accrued Compensation and Accrued Expenses and Other Current Liabilities

Accrued compensation is compromised of the following:

	2004	2003
Accrued salaries and payroll taxes	$22,640	$14,860
Accrued incentive compensation	15,519	12,963
Accrued vacation	22,303	20,919
Accrued stock compensation	16,396	2,624

	$76,858	$51,366

Accrued expenses and other current liabilities are compromised of the following:

	2004	2003
Worker’s compensation insurance	$15,035	$10,748
General liability insurance	27,722	16,122
Medicaid settlement obligation	15,000	—
Other	47,879	41,674

	$105,636	$68,544

7. Long-term Debt and Due to Parent

Long-term debt consists of the following:

	2004	2003
Due to Parent	$1,339,962	$1,188,079
Acquisition obligations	147	1,597

	1,340,109	1,189,676
Less current portion	—	290

	$1,340,109	$1,189,386

Due to Parent

The Company entered a revolving line of credit agreement with its Parent that is used to fund development expenditure, capital expenditure and working capital needs in the amount of $1,500,000 as amended effective November 15, 2004. The agreement expires on January 31, 2013. The agreement requires repayment of debt when the Company generates net positive cash flows, and allows the Company to re-borrow at any time any unutilized amounts. Through September 30, 2004 the variable interest rate was determined based on the Parent’s variable interest rates on its debt portfolio. On September 30, 2004 the agreement was amended to determine interest based on the twelve-month LIBOR rate plus 1%. Prior to January 31, 2003 the Company had an informal line of credit agreement with its parent company with terms substantially the same as the aforementioned agreement. The Company’s average interest rate under the line of credit was 3.0%, 3.3%, and 4.4% the years ended December 31, 2004, 2003, and 2002, respectively.

Because repayment requirements under the line of credit are triggered only when positive cash flows are generated, there are no scheduled current maturities related to this feature under the terms of the agreement.

Acquisition Obligation

In connection with the acquisition of clinics or interests in joint ventures, the Company from time to time executes promissory notes with sellers agreeing to pay a portion of the purchase price over time. The obligation outstanding at December 31, 2004 accrues interest at prime plus 1% per annum.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

8. Income Taxes

The components of the provision for income taxes on income (loss) from continuing operations are as follows:

	2004	2003	2002
Current tax expense
U.S. federal	$(885)	$41,247	$2,242
State and local	1,026	7,403	145

Total current	141	48,650	2,387

Deferred tax expense
U.S. federal	8,525	11,112	32,374
State and local	1,555	2,145	6,150

Total deferred	10,080	13,257	38,524

Provision for income taxes	$10,221	$61,907	$40,911

The reconciliation of the effective tax rates is as follows:

	2004	2003	2002
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	3.9%	3.9%	3.9%
Increase (decrease) in rates resulting from
Fines and penalties	-7.9%	—	—
Tax provision-DOJ settlement	-36.3%	—	—
Other nondeductible items	-0.9%	3.5%	1.4%

Effective tax rate	-6.2%	42.4%	40.3%

With regard to income taxes, the Company has included in its current year’s tax expense, tax provisions for potential audit issues identified by the Company, including the settlement payment to the US government described in Note 16. For 2004, these provisions totaled approximately $60 million. The Company believes that this provision is adequate to cover any potential tax issues and related adjustments that may arise on audit.

Deferred tax assets (liabilities) are comprised of the following at December 31:

	2004	2003
Deferred tax assets (liabilities)
Short-term
Bad debt reserves	$9,340	$28,712
Accrued reserves and contingencies	20,948	14,582
Accrued vacation	6,871	6,354
Other	2,236	581

Short-term deferred tax assets (liabilities)	39,395	50,229

Long-term
State NOL carryforward	9,543	10,169
Valuation allowance on State NOL carryforward	(4,574)	(4,217)
Goodwill amortization	(46,536)	(34,380)
Accounts receivable credits	881	881
Capitalized Expenses	1,832	1,889
Depreciation	9,390	3,484
Other	9,269	1,225

Long-term deferred tax assets (liabilities)	(20,195)	(20,949)

Net deferred tax assets	$19,200	$29,280

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

Net operating loss carryforwards arising from separate return states, net of valuation allowance, were $4,969 and $5,952 at December 31, 2004 and 2003, respectively, and expire beginning in 2005. Included in due to Parent are the settlement of current tax provision balances, net operating loss carryforwards and other tax related settlements. The impacts resulting from these items to the due to Parent account were $2,830 and $(42,112) at December 31, 2004 and 2003, respectively. Gambro AB and Gambro, Inc. have indemnified the Company with respect to any tax liabilities attributable to the Company’s affiliates.

9. Operating Leases

The Company rents office and space for its dialysis facilities under lease agreements that are classified as operating leases for financial statement purposes. The Company recognizes rental expenses on a straight-line basis in rental arrangements where the payments, either through abatement or escalation clauses, are made on a non straight-line basis. At December 31, 2004, future minimum rental payments under non-cancelable operating leases with terms of one year or more consist of the following:

Year ending	Amount
2005	$61,078
2006	56,569
2007	51,332
2008	42,940
2009	35,902
Thereafter	84,004

Rent expense was $58,767, $58,359 and $52,978 for the years ended December 31, 2004, 2003 and 2002, respectively. Future rental commitments for leases have been reduced by minimum non-cancelable sublease rentals aggregating $6,906.

10. Employee Benefit Plans

The Company has qualified defined contribution plans covering substantially all employees that permit participants to make voluntary contributions. The Company pays all general and administrative expenses of the plans and makes matching contributions on behalf of the employees. The Company made contributions relating to these plans totaling $9,362, $8,927, and $8,302 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company has 25 employees who are participants in the parent company’s defined benefit pension plan. Benefit accruals under the plan were frozen in 1993. The plan had sufficient surplus as of December 31, 2004 to cover expected actuarial exposures. See Note 12.

The Company participates in its parent company’s non-qualified executive retirement plan and voluntary deferral plan. The executive retirement plan is a funded defined contribution plan for executives. The Company made executive retirement plan contributions to participants’ accounts in the amount of $827, $775 and $758 in 2004, 2003 and 2002, respectively. The voluntary deferral plan is a funded plan which allows eligible participants to contribute pre-tax earnings to participant directed accounts. The Company made voluntary deferral plan contributions of earnings withheld from participants of $777, $825 and $980 in 2004, 2003 and 2002, respectively.

11. Commitments and Contingencies

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to varying interpretation. Management believes that it is in compliance in all material respects with all applicable laws and regulations governing the Medicare and Medicaid programs. With the exception of the issues and cases discussed below or in Note 16, management is not aware of any significant pending or threatened investigations or litigation involving allegations of potential noncompliance with applicable laws or regulations. Ongoing compliance with such laws and regulations can be subject to future government review and interpretation, noncompliance with which can lead to significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

US Department of Justice, Eastern District of New York Subpoena

On November 5, 2004, the Company, its parent Gambro, Inc., and its wholly-owned laboratory received identical subpoenas from the U.S. Department of Justice, Eastern District of New York. The subpoenas request a wide range of documents relating to the operations of the subpoenaed entities. The subpoenas appear to be similar to the subpoenas received in the same time period by several other companies in the dialysis industry in the U.S. However, the Company has agreed with the government to

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

significantly narrow the subpoenas, at least for the time being, to issues relating only to parathyroid hormone (PTH) testing and dosing of vitamin D. The subpoenas substantially overlap with the matters covered by the June 2001 subpoena from the U.S. Attorney’s office in St. Louis, Missouri (see Note 16). The Company intends to cooperate with the Department of Justice. The government has served no formal complaint or demand in connection with this subpoena and at this time management is not aware of any areas of potential exposure related to the areas being investigated.

Securities Litigation

During 2003 a longstanding legal dispute with a former shareholder of the Company went to trial. The plaintiffs alleged various counts of state securities law violation including breach of fiduciary duty. In April 2003, a jury verdict was rendered in favor of the plaintiffs with damages awarded of approximately $3,700 plus interest costs. A subsequent ruling by the presiding judge reduced the damages awarded to $968 plus interest. Both the judgment costs and approximately $551 of interest costs were included in the Combined Income Statements and Combined Balance Sheets above for 2003. During 2004, $68 of incremental interest expense was accrued on the original judgment. Certain appeals related to the case are still in process and the Company is unable to predict the ultimate outcome.

Patient Transportation Qui Tam Litigation

In 1998, a qui tam suit was served against the Company, among others, by two relators. (In a qui tam lawsuit private individuals, known as relators, bring suit on behalf of the U.S. Government). The suit, which claims unspecified damages, alleges, among other things, that the Company participated in conspiracy to defraud the Medicare program through the inappropriate use of ambulances to transport dialysis patients back and forth to dialysis clinics in non-emergency situations. Any claims submitted to the Medicare program for payment would have been submitted by the ambulance companies. The Company has not received any payment for these transports. In December 2002, one of the two relators was dismissed by order of the court. In November 2004, the court issued an order granting the Company’s motions for summary judgment and dismissing the case. In January 2005, the relator filed a notice of appeal.

California Employment Complaint

In June 2004, the Company was served with a complaint by one of its former employees that worked for its California acute services program. The complaint, which is styled as a class action, alleges, among other things, that the Company failed to provide overtime wages, defined rest periods and meal periods, or compensation in lieu of such provisions and failed to comply with certain other California labor code requirements. Based on conversations with its counsel, the Company believes it has meritorious defenses and intends to vigorously defend itself in the matter. It also intends to vigorously oppose the certification of this matter as a class action. At this time, the Company cannot estimate the range of damages, if any.

Other Commitments

The Company is involved in other litigation arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company’s consolidated financial position or results of operations.

The Company generally engages practicing board-certified or board-eligible nephrologists to serve as medical directors for its centers. Medical directors are responsible for the administration and monitoring of the Company’s patient care policies, including patient education, administration of dialysis treatment, development programs and assessment of all patients. The Company pays medical director fees that are based on the value of the required supervisory services. Such medical director agreements typically have a term of seven to ten years with various renewal options.

The Company has guaranteed two separate loan agreements which total $2,050 related to the purchase of several clinics in New York State. The Company provides certain management and administrative services to the New York clinics. These off balance sheet guarantees were outstanding for each of the years included in the financial statements.

The Company has potential obligations to purchase the minority interest share in certain of its joint ventures. These obligations are in the form of put options, exercisable at the minority owners’ discretion, and require the Company to purchase the minority owners’ interest at either the appraised fair market value or a predetermined multiple of cash flow, earnings, or revenues. As of December 31, 2004, the Company’s potential exposure on these put options was approximately $29,000 all of which could be exercised within one year. During 2004, the Company purchased minority interests from certain of its joint venture partners as described in Note 3.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

12. Related Party Transactions

Following is a summary of significant related party transactions:

	2004	2003	2002
Purchases of goods from affiliated companies	$89,798	$84,801	$78,169
Allocations and charges included in general and administrative expenses	9,796	17,474	15,679
Interest expense (net) on due to Parent and affiliated companies	35,065	38,759	56,020
Interest free loan receivable from officer (loan repaid through compensation per contractual arrangement)	—	9	101
Payments to affiliated reinsurance company	1,268	1,600	1,400

The purchases of goods and services above relate primarily to equipment and supplies utilized in the Company’s dialysis clinics. The equipment and supplies are distributed by an affiliated company, and in some cases are manufactured by other affiliated companies. Various costs are shared by the Company and the parent company and affiliates related primarily to shared facility occupancy and centralized functions including compliance, tax, treasury, finance, travel and other administrative functions. The costs associated with these shared facilities and functions have been allocated among the entities on an agreed upon manner based on square footage occupied and allocated time that is believed to be reasonable and fair to each party; these costs are included in general and administrative costs on the statements of operations. Certain benefit plan related liabilities that ultimately relate to the Company are recorded at the parent company level reflecting the legal entity under which the plan agreements have been entered. The corresponding intercompany liability included in the above balance sheets reflects the Company’s ultimate liability.

13. Investment by Parent

The Company received an equity infusion of $8,300 from its ultimate parent, Gambro AB, during the year ended December 31, 2002. The equity infusion was received in the form of cash and was initiated to help fund the investment activity during the period.

14. Laboratory Regulatory and Revenue Recognition Issues

In connection with settlements of investigations by the US government, the Company and its laboratory entered into a Corporate Integrity Agreement covering the period of 2001 through 2005. Annual reviews conducted in 2002 through 2004 by the Company’s Independent Review Organization have revealed no material instances of non-compliance with the terms of the Corporate Integrity Agreement.

As a result of collection experience in previous periods, the Company recognized laboratory revenues on an as-billed methodology during 2002. Approximately $11 million of net operating revenues related to tests conducted in 2001 was recorded in 2002, and approximately $5 million of net revenues related to tests conducted in 2002 was recorded in 2003. Effective January 1, 2003, the Company returned to a full-accrual method of revenue recognition based on the implementation of improved systems and successful experience with billing and collection during 2002.

During 2002, the Company’s subsidiary, Dialysis Holdings, Inc. (formerly known as VIVRA, Inc.) reached a settlement with the US Department of Justice regarding a qui tam lawsuit involving certain laboratory operations in a lab which was legally dissolved in 1996, but whose liabilities were assumed by the Company when it acquired VIVRA, Inc. in 1997. The settlement, under which the Company denied any wrongdoing, resulted in a cash payment and a corresponding charge to general and administrative expenses of approximately $4,102.

15. Stock-Based Compensation Plans

Stock Option Plans

The Company participates in the stock option plans of its ultimate parent company, Gambro AB. Under the plans, stock options are granted to executives and senior management in Gambro AB’s series B common stock, which is traded on the OM Stockholm Stock Exchange (OMX). Grants are made on a yearly basis to participants selected annually. In accordance with US security laws participants must be classified as either accredited or non-accredited investors based on certain criteria. Accredited investors are

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

eligible to receive shares upon exercise of options. Non- accredited investors cannot receive shares upon exercise and thus are paid in cash upon settlement of options.

The exercise price for the options is 110% of the share price on the grant date. For all options granted subsequent to 1999, the vesting period is such that one-third of the options become exercisable one year after grant, one-third after two years and the final third after three years. Unvested options expire immediately if employment is terminated. Vested options must be exercised within three months of termination of employment. The options granted in 2001 and prior have a life of seven years while subsequent programs have a life of five years.

The following table summarizes the Company’s accredited investor stock options for each of the years ended December 31, 2004, 2003 and 2002 (share amounts in thousands), weighted average exercise price is presented in Swedish Kronor (SEK), the SEK to US Dollar exchange rate at December 31, 2004 was 0.1512:

	2004		2003		2002
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding at January 1,	1,859	61.22	1,285	72.00	903	72.17
Options cancelled	(132)	57.11	(59)	60.90	(185)	72.49
Options granted	483	65.80	633	39.30	569	71.90
Options exercised	(386)	62.71	—	—	—	—

Options outstanding at December 31,	1,824	62.41	1,859	61.22	1,287	72.00
Options exercisable at December 31,	926	66.76	718	71.98	314	72.01

There are 10,757,633 shares outstanding and 5,631,827 shares exercisable as of December 31, 2004 in the complete Gambro AB plan. The weighted average exercise price of these shares outstanding is 66.62 SEK.

Significant option groups for accredited investors outstanding as of December 31, 2004 are as follows (share amounts in thousands), weighted average exercise price is presented in Swedish Kronor (SEK), the SEK to US Dollar exchange rate at December 31, 2004 was 0.1512:

	Outstanding			Exercisable
	Number of Shares	Remaining Contractual Life (years)	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Options with exercise prices (SEK) as follows:
39.30	442	3.19	39.30	147	39.30
65.80	482	4.28	65.80	—	65.80
70.90	141	2.15	70.90	141	70.90
71.90	362	2.21	71.90	241	71.90
72.30	385	3.14	72.30	385	72.30
74.25	12	1.15	74.25	12	74.25

	1,824	3.18	62.41	926	66.76

The Company accounts for stock-based compensation on stock options granted to accredited investors, using the intrinsic value method as prescribed in APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company provides pro forma disclosures to illustrate the effects on the results of operations as if the Company had recorded compensation

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

costs based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans (see Note 2). The estimated weighted average grant date fair value, as defined by SFAS No. 123, was calculated using the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.

The Company accounts for stock-based compensation on stock options granted to non-accredited investors as prescribed in APB 25 and FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” (FIN 28) and related interpretations. The market closing price for Gambro AB’s series B common stock at December 31, 2004 and December 31, 2003 was above the option exercise price for the stock options granted; thus, compensation cost was recognized at December 31, 2004 and December 31, 2003 in the amount of $8,309 and $1,135, respectively. There was no compensation expense recognized in 2002 because the market closing price at that year end date was below the exercise price of all outstanding options.

The following weighted average assumptions were included in the estimated grant date fair value calculations:

	2004	2003	2002
Weighted average estimated grant date fair value (SEK)	20.75	8.93	17.03
Assumption in calculation
Expected life (years)	4	4	4
Risk-free interest rate	3.78%	3.90%	5.54%
Volatility	35%	35%	35%
Dividend yield	1.8%	1.8%	2.3%

Stock Appreciation Rights

In 2001, a Stock Appreciation Right (SAR) plan was introduced for employees in key positions with the Company. Grants under the plan are made at least annually and have a four-year term. The vesting period is one year and the exercise price is equivalent to 100% of the share price on the grant date as quoted on the OMX. There were 299,625, 467,000 and 431,091 SARs granted in 2004, 2003 and 2002, respectively. The weighted average share price at grant was 57.50 SEK, 51.85 SEK and 50.82 SEK in 2004, 2003 and 2002, respectively. The plan allows participants to exercise SARs throughout the year. The exercise price is the closing share price as quoted on the OMX. Participants exercising SARs receive cash payments, calculated by taking the exercise price less the grant price for each SAR exercised. As of December 31, 2004, there are 274,500, 229,275 and 134,780 shares outstanding for each of the 2004, 2003 and 2002 programs, respectively.

The Company accounts for stock-based compensation on SAR grants, as prescribed in APB 25 and FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” (FIN 28) and related interpretations. The market closing price at December 31, 2004 and December 31, 2003 was above the option grant price on all of the grant programs, thus, compensation cost was recognized at December 31, 2004 and December 31, 2003 in the amount of $2,975 and $420, respectively. There was no compensation expense recognized in 2002 because the option grant price was greater than the market closing price for all outstanding SARs. A total of 431,859 and 63,450 shares were exercised in 2004 and 2003, respectively, at a weighted average exercise price of 83.00 SEK and 60.14 SEK.

Restricted and Performance Share Plans

The Company participates in the restricted stock and performance stock plans of its ultimate parent company, Gambro AB. These plans were established in 2003 to provide additional long term incentives to officers, directors and key employees. Under the plans, restricted and performance stock awards are granted in Gambro AB’s series B common stock. Grants are made on a yearly basis to participants selected annually. In accordance with US security laws participants must be classified as either accredited or non-accredited investors based on certain criteria. Accredited investors are eligible to receive shares upon exercise of options. Non-accredited investors cannot receive shares upon exercise and thus are paid in cash upon settlement.

The vesting period for the restricted stock awards is such that 40% of the awards are earned three years after grant, 30% after four years and the final 30% after five years. The vesting period for the performance stock awards is such that 1/3 of the awards are earned if certain financial performance targets are met in the following fiscal year and the remaining 2/3 of the awards are earned if certain financial targets are met in the following two fiscal years. The performance stock awards are increased or decreased dependent on over- or underachieving the financial performance targets. Performance stock awards are decreased pro-rata down to 50% of the original award if actual performance is up to 20% below the financial targets. Performance stock awards are increased pro-rata up to 150% of the original award if actual performance is up to 20% above the financial targets. Unvested

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

awards expire immediately if employment is terminated. On April 14, 2004, a total of 179,260 performance stock awards and 179,260 restricted stock awards were granted to employees, all of which were outstanding at December 31, 2004. On April 14, 2003, a total of 242,575 performance stock awards and 242,575 restricted stock awards were granted to employees, for which 217,775 of each award is still outstanding at December 31, 2004.

The Company accounts for stock-based compensation on stock awards granted to accredited investors, using the intrinsic value method as prescribed in APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company accounts for stock-based compensation on performance stock awards and on restricted stock and performance stock awards granted to non-accredited investors, as prescribed in APB 25 and FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” (FIN 28) and related interpretations. For the years ended December 31, 2004 and December 31, 2003, stock-based compensation expense of $2,487 and $1,069 were recorded related to the restricted stock and performance stock plans.

16. US Department of Justice Investigation and Settlement

In June 2001 the Company received a subpoena from the US Attorney’s Office in St. Louis, Missouri in connection with an investigation by the US Department of Justice (DOJ). This and similar inquiries are part of the US authorities’ process of regulating their expenditures on medical care and the relationships they have with the providers of such care. The subpoena requested information and documentation from the Company and certain related parties concerning various aspects of its dialysis operations in the United States. The information requested by the subpoena focused principally on Medicare and Medicaid billing practices and relationships with physicians and pharmaceutical manufacturers.

On December 1, 2004, the Company reached a final settlement with the DOJ and other agencies of the US government to resolve matters raised as a consequence of this subpoena. The settlement provides as follows:

•	The Company, without admitting liability, paid $308.4 million plus interest to resolve the civil claims raised by the government.

•	Gambro Supply Corporation, a subsidiary that ceased operations effective December 31, 2002, paid $25 million and pled guilty to a single felony criminal charge that its predecessor, REN Supply Corporation, made false statements to the Medicare program in 1993 and 1996 regarding its status as a wholly-owned subsidiary of REN USA, Inc. for the purpose of circumventing federal prohibitions applicable to dialysis supply companies.

•	The Company entered into a five-year Corporate Integrity Agreement, under which it will further increase employee training, especially in the areas of billing and coding, and strengthen monitoring to ensure that all systems, policies and procedures meet or exceed compliance requirements. Prior to entering this agreement, the Company had already begun to implement new technologies, including IT systems, to ensure the accuracy and efficiency of its billing, order-entry and coding, and record-keeping practices.

The Company also reached a preliminary agreement with the National Association of Medicaid Fraud Control Units, to settle all state Medicaid claims arising as a result of the aforementioned subpoena. Under the terms of the settlement, the Company will pay an aggregate of $15 million, plus interest at 5% from December 1, 2004 until final payment, which is expected to occur in the first half of 2005.

In connection with the DOJ settlement, the Company incurred approximately $3.6 million of additional charges to settle other outstanding matters related to the same investigation. Included in these charges were more limited-scope settlements with government agencies, reimbursement of legal fees incurred by the relator, and certain charges associated with acquiring the minority interest share in certain joint venture arrangements where the minority partners were potential patient referral sources (see Note 3).

The total pre-tax charge recorded in 2004 in connection with the settlement and other related matters was approximately $354 million. Approximately $2 million was recorded as interest expense, the remaining $352 million was recorded as operating expense. The Company has not been served with any lawsuits or received any formal claims by non-governmental payors following the announcement of the original subpoena, the preliminary agreement or the final settlement. Potential exposure to non-governmental payers, if any, cannot be estimated at the time.

Gambro Healthcare US

Notes to Combined Financial Statements – (continued)

December 31, 2004, 2003, and 2002

(in thousands of dollars)

17. Sale of Gambro Healthcare, Inc. to DaVita Inc.

On December 7, 2004, Gambro AB announced that it had entered into an agreement to sell its shares of Gambro Healthcare, Inc. to DaVita Inc., a US dialysis provider. Total consideration for the shares to be sold in Gambro Healthcare, Inc. and other Gambro Inc. subsidiaries included in these combined financial statements along with the concurrent repayment of all outstanding debt at the time of the close was expected to be approximately $3,050 million. Closure of the sale is subject to approval by relevant regulatory authorities and is expected to occur in the first half of 2005.